MUTUAL RESCISSION AGREEMENT

This MUTUAL RESCISSION AGREEMENT (“AGREEMENT”) is entered into as of May 22, 2014, by and between B4MC GOLD MINES, INC., a Nevada corporation (“BFMC”); and Shannon Anderson. In this Agreement, Shannon Anderson, Britany Puzzi, Herbert “Chris” Christopherson, and their assigns, are collectively referred to as the “RESCINDING SHAREHOLDERS”.

RECITALS

WHEREAS, on or about September 6, 2013, the Parties entered into an Asset Purchase Agreement wherein certain real property and mining related rights, equipment and assets, attached hereto as Exhibit A (the “ASSET PURCHASE AGREEMENT”);

WHEREAS, pursuant to the terms of the ASSET PURCHASE AGREEMENT, the RESCINDING SHAREHOLDERS assigned real property and mining related rights, equipment and assets (together, the “RESCINDED ASSETS”) to BFMC;

WHEREAS, the RESCINDING SHAREHOLDERS agreed to rescind the ASSET PURCHASE AGREEMENT and take back the RESCINDED ASSETS and return 47,550,000 BFMC common stock shares (“47,550,000 B4MC SHARES”) (the original ASSET PURCHASE AGREEMENT of the RESCINDED ASSETS is hereinafter referred to as the “TRANSACTION”);

WHEREAS, subsequent to the TRANSACTION, the RESCINDING SHAREHOLDERS requested that the TRANSACTION be rescinded; and WHEREAS, BFMC agreed to consent to rescission of the TRANSACTION;

NOW, THEREFORE, in consideration of the foregoing and of the covenants, agreements, representations and warranties hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BFMC and the RESCINDING SHAREHOLDERS agree as follows:

ARTICLE I

MUTUAL RESCISSION

1.1 Authority. Each party has the authority to enter into, execute and deliver this Agreement and any other instruments and agreements required to be executed and delivered pursuant to this Agreement and to consummate the transactions contemplated herein. This Agreement is a valid and binding obligation of each party, enforceable in accordance with its terms.

1.2. Rescission. The ASSET PURCHASE AGREEMENT shall remain in effect and issuance of the RESCINDED ASSETS and all agreements entered into by and among the Parties in connection therewith are hereby retroactively rescinded and terminated as of September 6, 2013, are of no force or effect as if each of the same had never been executed and delivered, and each of the Parties to this Agreement will be restored to the position it was in immediately before each of such agreements was executed, with respect to the RESCINDED ASSETS and the 47,550,000 B4MC SHARES, in the manner and on the terms set forth herein below.

1.3. Delivery and Waiver of Right to Shares. Upon execution of this Agreement, the RESCINDING SHAREHOLDERS agree to deliver to BFMC certificates evidencing the 47,550,000 B4MC SHARES which they hold and as follows:

Shannon Anderson	33,000,000
Britany Puzzi	550,000
Herbert “Chris” Christopherson	14,000,000
Total:	47,550,000

In the event that the RESCINDING SHAREHOLDERS have lost the certificate[s] evidencing the 47,550,000 B4MC SHARES, the RESCINDING SHAREHOLDERS agree to sign an affidavit of loss in the form provided herewith. In addition, subject to the terms and conditions set forth in this Agreement the B4MC hereby waives any right to RESCINDED ASSETS.

1.4. No Asset Purchase Agreement. Each of the Parties to this Agreement represents and warrants that he/she/it has not assigned or transferred or purported to assign or transfer, voluntarily or involuntarily, or by operation of law, any matters released pursuant to this Agreement or any portion of it, or any interest in the ASSET PURCHASE AGREEMENT, the 47,550,000 B4MC SHARES, the RESCINDED ASSETS or any agreements entered into in connection therewith. The Parties each further represent and warrant that none of the RESCINDED ASSETS nor the 47,550,000 B4MC SHARES are subject to any lien, claim, charge, encumbrance, pledge, security interest or claim of others.

1.5 Covenant to Cooperate with Audit if Necessary. The RESCINDING SHAREHOLDERS, hereby covenant and agree to use their maximum best efforts to cooperate with BFMC and provide BFMC any necessary documentation and/or records and/or information to assist BFMC in any filing or disclosure matter required by the Securities and Exchange Commission or Federal/State law.

1.6 Other Filings. Each party shall mutually cooperate and file any documents deemed necessary to be filed with Colonial Stock Transfer Corp., and/or the Nevada Secretary of State.

ARTICLE II

INDEMNIFICATION OBLIGATIONS

2.1 Indemnification by RESCINDING SHAREHOLDERS. In addition to any other remedies available under applicable law, RESCINDING SHAREHOLDERS shall indemnify, defend, and hold harmless BFMC and its officers, directors, managers, employees and consultants (collectively, the “BFMC INDEMNITEES”) against and in respect of any and all Losses that the BFMC Indemnitees shall incur or suffer after the effective date of this Agreement and which arise out of the incorrectness, untruth, or breach of any warranty, representation or covenant made in this Agreement by RESCINDING SHAREHOLDERS.

ARTICLE III

GENERAL PROVISIONS

3.1. Survival. The representations and warranties made by the parties hereto in this Agreement, and their respective obligations to be performed under the terms hereof at, prior to or after the Closing hereunder, shall not expire with, or be terminated or extinguished by, such Closing, notwithstanding any investigation of the facts constituting the basis of the representations and warranties of any party by any other party hereto.

3.2. Further Assurances. At the request of any of the parties hereto, and without further consideration, the other parties agree to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the transactions contemplated hereby.

3.3. Each Party to Bear Own Costs. Each of the parties shall pay all costs and expenses incurred or to be incurred by him or it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

3.4. Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

3.5. Entire Agreement; Waivers. This Agreement and the exhibits hereto constitute the entire agreement between the parties pertaining to the contemporaneous agreements, representations, and understandings of the parties, and this Agreement supersedes in their entirety any and all prior verbal or written agreements pertaining to the subject matter hereof, including, without limitation, any letter of intent. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

3.6. Third Parties. Except for the provisions of Section 3.12 herein, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor, except for the provisions of Section 3.12 herein, is  anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

3.7. Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

3.8. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the second day after emailing if emailed to the party to whom notice is to be given, and properly addressed as follows:

To RESCINDING SHAREHOLDERS

Care of Shannon Anderson

355 S. Afghan Lane

Coeur D’Alene, ID 83814

Phone: 208-659-0805

To BFMC

Attn: Shannon Anderson

Chief Executive Officer

355 S. Afghan Lane

Coeur D’Alene, ID 83814

Phone: 208-659-0805

Any party may change his or its address for purposes of this paragraph by giving notice of the new address to each of the other parties in the manner set forth above.

3.9. Attorneys' Fees. In the event that any legal proceeding is brought to enforce or interpret any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees whether or not the action or proceeding proceeds to final judgment.

3.10. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, excluding that body of law relating to conflict of laws. To the fullest extent permitted by law, and as separately bargained-for-consideration, each party hereby knowingly and voluntarily waives and relinquishes any right to trial by jury in any action, suit, proceeding, or counterclaim of any kind arising out of or relating to this Agreement. Any lawsuits related to this Agreement shall be litigated exclusively in the State of Utah Third District Court in and for Salt Lake City as BFMC’s transfer agent responsible for facilitating the rescission of the RESCINDED ASSETS is located in that jurisdiction and would be a likely party to any litigation relating to transfer or rescission of the RESCINDED ASSETS or the 47,550,000 B4MC SHARES.

3.11. Acknowledgement and Assent.  The parties, and each of them, acknowledge that to have been given sufficient time to consider the terms and conditions of this Agreement; and have been advised to consult with an attorney prior to signing this Agreement and has in fact consulted with counsel of his own choosing prior to executing this Agreement. The parties, and each of them, agree to have read this Agreement and understand the content herein, and freely and voluntarily assents to all of the terms herein.

3.12. Release of Scrivener.  Notwithstanding any law to the contrary, ambiguities in this Agreement or in any other document executed and delivered in connection herewith shall not be resolved against any party due to the drafting thereof by one party or the other. The parties are relying on independent counsel of their choosing to advise them regarding the rights and obligations created by this Agreement.

3.13. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Mutual Rescission Agreement effective on the day and year first indicated above.

B4MC GOLD MINES, INC.

/s/ Shannon Anderson

SHANNON ANDERSON, CEO

Dated: May 23, 2014

RESCINDING SHAREHOLDERS

/s/ Brittany Puzzi

BRITTANY PUZZI

Dated: May 23, 2014

/s/ Herbert Chris Christopherson

HERBERT “CHRIS” CHRISTOPHERSON

Dated: May 23, 2014

/s/ Shannon Anderson

SHANNON ANDERSON

Dated: May 23, 2014

EXHIBIT A

ASSET PURCHASE AGREEMENT